UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 April 10, 2006
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 10, 2006, LNC borrowed $500 million under its Credit Agreement, dated as of December 23, 2005, among LNC, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citicorp North America Inc., as syndication agent, and the other lenders named therein (the “Bridge Facility”). The proceeds of the loans under the Bridge Facility will be used to finance the $500 million payment to Goldman Sachs pursuant to the accelerated stock buyback program described in Item 8.01.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Facility, which is attached as Exhibit 10.1 to LNC’s Current Report on Form 8-K filed on December 27, 2005, and is incorporated herein by reference.

Item 8.01. Other Events.

As announced, on April 3, 2006, we entered into an agreement with Goldman, Sachs & Co. (“Goldman Sachs”) to purchase shares of our common stock for an aggregate purchase price of $500 million under an accelerated stock buyback program. Pursuant to the agreement, the period for determining the minimum and maximum number of shares to be purchased ended on April 10, 2006. The minimum has been set at approximately 8 million shares and the maximum has been set at approximately 9 million shares. Goldman Sachs delivered approximately 8 million shares to us on April 11, 2006. Additional shares may be delivered to us at the end of the program, depending on the price of our shares during the remainder of the program, which is expected to conclude in the third quarter of 2006.

In the ordinary course of their business, Goldman Sachs and its affiliates have engaged (including acting as one of LNC's financial advisors on the merger with Jefferson-Pilot), and may in the future engage, in financial advisory and/or investment banking transactions with LNC and its affiliates. An affiliate of Goldman Sachs is a lender under the Bridge Facility described in Item 2.03. They have received and will receive customary fees and commissions for these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By:	/s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President and
Chief Financial Officer

Date: April 11, 2006